Exhibit 99.1

For immediate release

5429 Lyndon B Johnson
Freeway, Suite 1000
Dallas, TX 75240
(214) 560-9000
Fax: (214) 560-9349
For further information contact:
Ray Schmitz, Vice President & CFO
214-560-9308
ray.schmitz@dynamex.com
DYNAMEX ANNOUNCES PASSING OF PRESIDENT OF DYANAMEX CANADA
April 13, 2009 — Dallas, Texas — The management and Board of Directors of Dynamex Inc. (NASDAQ: DDMX) today released the following statement:
All of us at Dynamex Inc. are deeply saddened by the death of our friend and colleague, James R. Aitken, President Dynamex Canada, who died Sunday, April 12, 2009 in Ottawa, Canada from complications following heart surgery. He was 48 years old and a resident of Ottawa, Canada. During the coming days, our thoughts and prayers are with the Aitken family.
Funeral arrangements are incomplete.
Jim joined Dynamex Express, the predecessor company of Dynamex Inc. in 1988 and was promoted to President Dynamex Canada in March 2004. Jim’s leadership and hard work were instrumental in the Company’s development and growth and the success the Company has enjoyed.  We will definitely miss Jim’s leadership and experience, but more importantly, the passion that Jim had for the business and the people of Dynamex.
Until a replacement is announced, Mr. James L. Welch, President and CEO, will assume the duties and responsibilities of this position.
*      *      *
About Dynamex
Dynamex is the leading provider of same-day delivery and logistics services in the United States and Canada. Additional press releases and investor relations information as well as the Company’s Internet e-commerce services package, dxNow™, is available at www.dynamex.com.
- END -